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                                                                    Exhibit 12.1

                           HUNTSMAN ICI HOLDINGS LLC

                       RATIO OF EARNINGS TO FIXED CHARGES

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
                             Predecessor                          Huntsman Specialty                Huntsman ICI Pro Forma
                     ------------------------------ ----------------------------------------------- -----------------------
                       Year Ended       Ten Months   Ten Months      Year     Six Months Six Months     Year     Six Months
                      December 31,        Ended        Ended        Ended       Ended      Ended       Ended       Ended
                     ----------------  February 28, December 31, December 31,  June 30,   June 30,  December 31,  June 30,
                     1994  1995  1996      1997         1997         1998        1998       1999        1998        1999
                     ----  ----  ----  ------------ ------------ ------------ ---------- ---------- ------------ ----------
                                                            (dollars in millions)
Fixed Charges:
 Interest Expense
 (includes
 amortization of
 deferred financing
 costs)............  $--   $--   $--       $--          $35          $40         $21        $18         $285        $145
 Interest portion
 of rent expense...   --     5    11                     --           --          --         --            2           1
                     ---   ---   ---       ---          ---          ---         ---        ---         ----        ----
Total Fixed
Charges............  $ 0   $ 5   $11       $ 0          $35          $40         $21        $18         $287        $146
                     ===   ===   ===       ===          ===          ===         ===        ===         ====        ====
Earnings:
 Income from
 operations
 operation before
 taxes.............  $(9)  $(2)  $19       $(6)         $ 5          $15         $(6)       $35         $(64)       $  6
Fixed Charges:         0     5    11         0           35           40          21         18          287         146
 Less:
 Minority interest
 in pre-tax income
 of subsidiaries...   --    --    --        --           --           --          --         --           (2)         --
                     ---   ---   ---       ---          ---          ---         ---        ---         ----        ----
Total Earnings.....  $(9)  $ 3   $30       $(6)         $40          $55         $15        $53         $221        $152
                     ===   ===   ===       ===          ===          ===         ===        ===         ====        ====
 Ratio of Earnings
 to Fixed Charges..   --   0.6x  2.7x       --          1.1x         1.4x         .7        2.9x          .8         1.0x
 Deficiency of
 Earnings to Fixed
 Charges...........   --   $ 2             $ 6                                   $ 6                    $ 66
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